EXHIBIT 4

VOTING AGREEMENT

     THIS VOTING AGREEMENT (the “Agreement”) is made and entered into as of this 28th day of September, 2004, by and among Novo Nordisk Delivery Technologies, Inc., a Delaware corporation (“Novo Nordisk Delivery Technologies, Inc.”) and those certain persons and entities listed on Exhibit A hereto (the “Shareholders”).

WITNESSETH

     WHEREAS, Novo Nordisk A/S (“Novo”), Novo Nordisk Delivery Technologies, Inc., and Aradigm Corporation, a California corporation (the “Company”) are entering into a Restructuring Agreement of even date herewith (the “Restructuring Agreement”) which provides (subject to the conditions set forth therein) for the sale to Novo Nordisk Delivery Technologies, Inc. of certain assets of the Company related to the development, manufacture and commercialization of the Company s AERx insulin Diabetes Management System, together with certain related transactions (collectively, the “Sale”);

     WHEREAS, each Shareholder is a holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of certain shares of capital stock of the Company; and

     WHEREAS, in connection with the consummation of the Sale, and in order to induce Novo Delivery Technologies, Inc. to enter into the Restructuring Agreement, the Shareholders have agreed to provide for the future voting of their shares of the Company s capital stock as set forth below.

     NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1.   VOTING.

     1.1 Shareholder Shares. The Shareholders each agree to hold all shares of voting capital stock of the Company registered in their respective names or beneficially owned by them as of the date hereof and any and all other securities of the Company legally or beneficially acquired by each of the Shareholders after the date hereof and on or prior to the date of the Shareholder Meeting (as defined below) (hereinafter collectively referred to as the “Shareholder Shares”) subject to, and to vote the Shareholder Shares or exercise its right to consent with respect to the Shareholder Shares, at the time of any vote or action by written consent, in accordance with the provisions of this Agreement. Except pursuant to the terms of this Agreement, each Shareholder shall not, without the prior written consent of Novo Nordisk Delivery Technologies, Inc., directly or indirectly (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares or (ii) sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other

1.

arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of, any Shares during the term of this Agreement.

     1.2 Restructuring Agreement and Sale. At any meeting or action by written consent of shareholders of the Company, however called (the “Shareholder Meeting”), the Shareholders shall vote, or exercise their respective rights to consent with respect to, all of their respective Shareholder Shares to be voted in favor of the approval of the Sale, the execution, delivery and performance by the Company of the Restructuring Agreement, the execution, delivery and performance by the Company of the agreements and documents contemplated by the Restructuring Agreement, and the adoption and approval of the terms thereof and in favor of each of the other actions contemplated by the Agreement and any action required in furtherance thereof. Each Shareholder hereby agrees that it will not vote any Shareholder Shares in favor of, or consent to, and will vote against and not consent to, the approval of any corporate action the consummation of which would frustrate the purposes, or prevent or delay the consummation, of the transactions contemplated by the Restructuring Agreement. By entering into this Agreement, each Shareholder hereby grants a proxy appointing Novo Nordisk Delivery Technologies, Inc. as its attorney-in-fact and proxy, with full power of substitution, for and in such Shareholder s name, to vote, express consent or dissent, or otherwise to utilize such voting power in the manner contemplated by Section 1.1 above and this Section 1.2 as Novo Nordisk Delivery Technologies, Inc. or its proxy or substitute shall, in Novo Nordisk Delivery Technologies, Inc. s sole discretion, deem proper with respect to the Shareholder Shares. The proxy granted by each Shareholder pursuant to this Section 1.2 is irrevocable and is granted in consideration of Novo Nordisk Delivery Technologies, Inc. entering into this Agreement and the Restructuring Agreement and incurring certain related fees and expenses. The proxy granted by each Shareholder shall be revoked upon termination of this Agreement in accordance with its terms. The Shareholders may vote the Shareholder Shares on all other matters not referred to in this Agreement and the attorneys and proxies named above may not exercise the rights granted above with respect to such other matters. The foregoing notwithstanding, if the terms of the Sale or the Restructuring Agreement are materially changed or amended after the date hereof, no Shareholder shall have any obligations under the provisions of Section 1.1 or this Section 1.2, if such Shareholder reasonably believes that such change or amendment is adverse to the rights or interests of the Company or such Shareholder, and the attorneys and proxies named above may not exercise the rights granted above if such Shareholder notifies Novo Nordisk Delivery Technologies, Inc. of such circumstances.

     1.3 Successors. The provisions of this Agreement shall be binding upon the successors in interest to any of the Shareholder Shares.

     1.4 Other Rights. Except as provided by this Agreement or any other agreement entered into in connection with the Sale, each Shareholder shall exercise the full rights of a holder of capital stock of the Company with respect to the Shareholder Shares, respectively.

     1.5 No Agreement As Director, Officer or Employee. Shareholder makes no agreement or understanding in this Agreement in Shareholder s capacity as a director, officer or employee of the Company, and nothing in this Agreement will limit or affect any actions or omissions taken by Shareholder in Shareholder s capacity as a director, officer or employee,

2.

including in exercising rights under the Restructuring Agreement, and no such actions or omissions shall be deemed a breach of this Agreement.

2.   TERMINATION.

     2.1 This Agreement shall continue in full force and effect from the date hereof through the earliest of the following dates, on which date it shall terminate in its entirety:

           (a) the Closing Date (as defined in the Restructuring Agreement);

           (b) the termination of the Restructuring Agreement pursuant to Article 11 thereof; or

            (c) January 31, 2005.

3.   MISCELLANEOUS.

     3.1 Ownership. Each Shareholder hereby revokes any and all previous proxies granted, executed or delivered with respect to the Shares. Each Shareholder represents and warrants to Novo that (a) such Shareholder has not entered into any other voting agreement similar arrangement with respect to the Shares other than one which has expired or terminated prior to the date hereof, (b) such Shareholder has full power and capacity to execute, deliver and perform this Agreement, which has been duly executed and delivered by, and evidences the valid and binding obligation of, such Shareholder enforceable in accordance with its terms, (c) the execution, delivery and performance by such Shareholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not, (i) violate the certificate of incorporation or bylaws of Shareholder (ii) violate any applicable law, rule, regulation, judgment, injunction, order or decree, or (iii) require any consent or other action by any person under, constitute a default under, or give right to any right of termination, cancellation or acceleration or to a loss of any benefit to which such Shareholder is entitled under any provision of any agreement or other instrument binding on such Shareholder, (d) such Shareholder is the record and beneficial owner of the Shareholder Shares, free and clear of any lien and any other limitation or restriction (including any restriction on the right to vote otherwise dispose of the Shareholder Shares); none of the Shareholder Shares is subject to any voting trust or other agreement or arrangement with respect to the voting of such Shareholder Shares; and (e) except for the Shares set forth on Exhibit A hereto, such Shareholder does not beneficially own any (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) other than as set forth on Exhibit A hereto, options or other rights to acquire from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.

     3.2 Specific Performance. The parties hereto hereby declare that it is impossible measure in money the damages which will accrue to a party hereto or to their heirs, personal representatives, or assigns by reason of a failure to perform any of the obligations under this Agreement and agree that the terms of this Agreement shall be specifically enforceable. If any party hereto or his heirs, personal representatives, or assigns institutes any action or proceeding to specifically enforce the provisions hereof, any person against whom such action or proceeding

3.

is brought hereby waives the claim or defense therein that such party or such personal representative has an adequate remedy at law, and such person shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.

     3.3 Governing Law. This Agreement, and the rights of the parties hereto, shall be governed by and construed in accordance with the laws of the State of California as such laws apply to agreements among California residents made and to be performed entirely within the State of California.

     3.4 Amendment or Waiver. This Agreement may be amended (or provisions of this Agreement waived) only by an instrument in writing signed by (i) Novo and (ii) a majority in the interest of the Shareholders. Any amendment or waiver so effected shall be binding upon each of the parties hereto and any assignee of any such party.

     3.5 Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

     3.6 Transfers to Affiliates. In the event a Shareholder transfers any of its Shareholder Shares to an affiliate of such Shareholder, such Shareholder shall cause such affiliate to do all things and execute and deliver all documents, as may be necessary to have such affiliate execute a written agreement, substantially in the form of this Agreement, pursuant to which such person becomes a party to this Agreement and agrees to be bound by all the provisions hereof as if such affiliate were a Shareholder.

     3.7 Additional Shares. In the event that subsequent to the date of this Agreement any shares or other securities are issued on, or in exchange for, any of the Shareholder Shares by reason of any stock dividend, stock split, combination of shares, reclassification or the like, such shares or securities shall be deemed to be Shareholder Shares, as the case may be, for purposes of this Agreement.

     3.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same agreement.

     3.9 Waiver. No waivers of any breach of this Agreement extended by any party hereto to any other party shall be construed as a waiver of any rights or remedies of any other party hereto or with respect to any subsequent breach.

     3.10 Attorney s Fees. In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

4.

     3.11 Notices. Any notices required in connection with this Agreement shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written notification of receipt. All notices shall be addressed to the holder appearing on the books of the Company or at such address as such party may designate by ten (10) days advance written notice to the other parties hereto.

     3.12 Entire Agreement. This Agreement and the Exhibits hereto, along with the Restructuring Agreement and each of the Exhibits thereto, constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein

[THIS SPACE INTENTIONALLY LEFT BLANK]

5.

     IN WITNESS WHEREOF, the parties hereto have executed this VOTING AGREEMENT as of the date first above written.

NOVO NORDISK DELIVERY
TECHNOLOGIES, INC.:

By:

Name:

Title:

VOTING AGREEMENT
SIGNATURE PAGE

[NAME OF SHAREHOLDER]

By:

Name:

Title:

VOTING AGREEMENT
SIGNATURE PAGE

EXHIBIT A

LIST OF SHAREHOLDERS

Beneficial Owner

New Enterprise Associates 10, Limited Partnership

Richard Thompson

Thompson Family Trust

Thompson Family Partners

Thomas C. Chesterman

Babatunde A. Otulana, M.D.

V. Bryan Lawlis, Jr.

Igor Gonda

Virgil D. Thompson

A-1